Exhibit 99.1

NeoMedia Appoints Peter Mannetti to Board of Directors

International Award Winning Telecom Expert Peter Mannetti Joins Board

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o	NeoMedia Technologies Inc.

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Press Release Source: NeoMedia Technologies, Inc. On Wednesday September 21, 2011, 6:00 am EDT

ATLANTA--(BUSINESS WIRE)-- NeoMedia Technologies, Inc. (OTC BB:NEOM.OB.ob - News), the global leader in mobile barcode scanning solutions, today announced that industry expert Peter Mannetti has been appointed to the NeoMedia Board of Directors. Mr. Mannetti, with more than 20 years’ experience in the telecommunications and electronics industries, will be a welcome addition to the NeoMedia Board, working with the company’s leadership and other Board members to further NeoMedia’s position in the mobile marketing ecosystem. Mr. Mannetti’s appointment will become effective October 1, 2011.

Mr. Mannetti is a Managing Partner at iSherpa Capital, LLC, joining the firm in 2001. Mr. Mannetti previously founded and built Qwest Wireless from the ground up into a $1 billion company with over one million subscribers. As the Chief Executive Officer of the firm, he won national and international awards for his leadership in developing innovative wireless products. Prior to joining Qwest, Mr. Mannetti was a Vice President at BellSouth Mobile Data and held various management positions during his 18-year tenure at General Electric. Mr. Mannetti sits on a number of Boards and Advisory Boards and is also very active in the education and non-profit sectors.

“Peter is an exceptional business leader and we are delighted that he is joining the NeoMedia Board of Directors. Peter’s track record speaks for itself, having successfully built Qwest Wireless and winning several prestigious awards along the way. I have known Peter for a number of years and look forward to working with him more closely as we leverage his vast international management and financial experience to help expedite the company’s growth,” said Laura Marriott, CEO and Board Chairperson of NeoMedia.

“The mobile marketing space is an exciting place to be right now as brands and marketers look to harness the power and exponential growth of mobile in their campaigns,” said Peter Mannetti. “I look forward to working with Laura and the rest of the Board in contributing to the company’s sustained success.”

About NeoMedia:

NeoMedia Technologies, Inc. is the global market leader in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile code solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer pioneering mobile barcode solutions to their customer base.

NeoMedia’s product portfolio includes: mobile barcode management & infrastructure solutions, barcode reader solutions, Mobile Coupon & Affiliate Marketing, Mobile Ticketing & POS Integration and IP Licensing. Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies
Twitter: http://twitter.com/neomediainc

Contact:

NeoMedia

US
Marla Cimini,             +1-856-616-1194
or
Nora Snoddy,             +1-973-941-0986
press@neom.com

or

Europe
Sarah O’Neill or Ryan Waters,             +44 207 751 4444
press@neom.com